Exhibit 10.7

Framework Agreement/Master Service Agreement

Contract for colocation services
between

IPB Internet Provider in Berlin GmbH

Friedrichstr. 95
DE-10117 Berlin

- Hereinafter also referred to as "IPB", "CarrierColo", "CarrierColocation" or

"Supplier" -

Affinitas GmbH

Kohlfurter Straße 41/43
DEU-10999 Berlin, Germany

- Hereinafter also referred to as "contracting party" or "customer"
or both hereinafter referred to as "party" or "parties"
conclude the following framework agreement.

Part 1	General information

1.	IPB provides services to the Principal. This contract is the framework agreement for all colocation services. The terms and conditions of this contract enter into force on conclusion of this agreement. Terms deviating from this agreement will not apply, unless they are set out in writing and attached to this contract. Other terms and conditions will also not apply to this agreement. This also applies to those, which IPB has not expressly rejected.

2.	The terms and conditions set out in this agreement are applicable to: the total term of the contract between the parties. This also applies to individual contracts for services, which are concluded with reference to this framework agreement and, where applicable, also after termination of this framework agreement, up to all claims derived from this framework agreement, and provided that no other arrangements have been made in individual contracts and other agreements, which concern the type and quality of the services. This is particularly true for the Service Level Agreement (SLA) included in Annex B to this agreement as well as any contractual and written agreements signed by the parties.

3.	Amendments to this framework agreement require the mutual written consent of the parties to be effective.

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Part 2	Object of the contract

1.	This framework agreement is the contractual framework for all colocation services provided by IPB to the customer and applies to all individual contracts for colocation services as well as contracts for other services, which are concluded using a written order form submitted by the customer to IPB and a corresponding order confirmation by IPB. The order confirmation can be in the form of (i) written confirmation sent to the Customer; or (ii) the transmission of a countersigned order form. The submission of an order form for colocation services and other services used by the parties in the context of this framework agreement, is a component of this contract.

2.	Colocation services are the services described in part 1 and are subject to the use of the order form agreed by the parties under this agreement. Other services are understood by the parties to be services provided by the Supplier on a recurring or one-off basis, as well as emergency cases using the applicable order form and agreed between the parties as set out in Part 1. An order form can include both colocation services and other services.

3.	The provision of colocation services is governed by this framework agreement, the relevant order form and the special Service Level Agreement for the data centres of IPB. In summary, these documents form a binding contract, hereinafter "the contract". The details of the service Level Agreement will be governed by the arrangements made between the parties.

4.	All agreements between the parties under this framework agreement on colocation services and other services are subject to the following provisions of this framework agreement. In the event of a conflict between the framework agreement and an order form, the following order of priority from the highest to lowest priority is agreed: the regulations and provisions of the framework agreement, the order form and the Service Level Agreement.

Part 3	Scope of services

1.	IPB provides colocation services in data centres at the locations specified in the respective order forms. Separate and visible areas (cage) or separate and non-visible areas (private room), racks (footprint) or data cabinets (rack) as well as parts (rackspace) are available. The power supply of the colocation service and the provision of data transmission lines by means of a cable connection (cross-connects) are likewise the subject of this framework agreement and form a non-separable part of the colocation services. The customer may use its own communication technology and other necessary services in the IPB data centres as well as hardware to set up, operate, replace, remove and maintain.

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2.	The parties may agree that IPB provides other services under this framework agreement if they are related to the colocation services described above. If the parties make such an agreement, the place where these services are provided, the remuneration, the duration and other details must be provided in a corresponding order form.

Part 4	Characteristics of the services/Description of the infrastructure

The infrastructure described below is generally installed in the IPB data centres. Any existing deviations are described in the order forms for each colocation service specified.

Characteristics of the power supply:

-	The data centres of IPB are equipped with their own transformer station supplied through a central medium voltage station in the proximity of or within the computer centre building.

-	The power supply is supported by:

o	centralised uninterruptible power supply (UPS), uninterrupted supply with battery power and a static bypass per supply line.

o	emergency generators for IT systems and air-conditioning technology as well as fuel reserves, which at nominal load ensure operation for at least 24 hours.

o	each UPS line is able to provide the full power requirement for the area.

-	The power supply of the customer’s equipment and racks is generally executed through connections, which are recessed in the floor in proximity to the installation sites. The power consumption is calibrated by means of calibrated measuring instruments which meet the requirements of DIN EN 60051 of accuracy class 1 or of the "Measuring Instruments Directive/MID ". All measuring instruments are housed in the central distribution stations.

Climate control technology

-	Cooling by means of air circulation in the IPB data centres

-	N+1 redundancy of the cooling units in the IPB data centres

-	N+1 redundancy of the cooling circuits (generally water systems)

-	Redundant temperature monitoring and redundant 24/7 alarm triggering

Security, monitoring and access control system

-	Camera surveillance with Recording (10 days rolling) for all passages.

-	Break-in sensors and alarm switching

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o Motion and glass breakage detectors in the ceiling area of the IPB data centres.

o Redundant connection to a security service with 24/7 availability.

-	Access control system that allows access by means of a personalised access chip (possession) plus PIN code (knowledge) after successful registration and in accordance with an existing access agreement 24/7.

Part 5	Carrier diversity/MeetMePoint

IPB has and operates the "MeetMePoint", which provides the passive network infrastructure for connecting all customers and carriers within the IPB colocation areas and, if prepared, to other points within the buildings. A point-to-point connection of a customer to another customer or carrier is called "Cross Connect".

-	As a rule, Cross Connect is switched within a week between the MMP and the providers selected by the customer.

-	The overview of the currently available carrier is available at any time at www.carrier-colo.com. The choice of carrier is at the discretion of the customer.

-	Cross Connects will be established exclusively and at the expense of the customer. Cross Connects, which are established during the initial set-up of a colocation service, can form part of the installation fee or the monthly remuneration.

-	Additional Cross Connects set up at the request of customers are invoiced separately on the basis of the MeetMePoint price list valid at the time of the order.

-	The facilities of customers provide pre-cabling to the MMP of the IPB.

Part 6	Provision of consumption data and quality information

IPB possesses and operates highly available monitoring and measuring devices. On the websites https://cic.ipb.de/ or https://cic.carrier-colo.com/ IPB provides the customer with information about the power consumption of its facilities in the IPB data centres almost in real time. Further operating parameters as well as measuring results can be provided according to contractual agreements. The billing, in particular, power consumption, is based on the measured effective quantities consumed. For documentation purposes, the calibrated meters are photographed on relevant dates.

After signing this framework agreement, the customer receives access data (username/password) for the monitoring system and thus the Possibility to see the operating parameters of its facilities.

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Part 7	Term and termination of the framework agreement

1.	The minimum contract term is determined according to the regulations of the respective individual order and begins on the provision date. The term of the contract covers the full minimum contract term and shall be extended, provided that the contract is not terminated in any of the ways described below, by a period of an additional 12 (twelve) months (extension period). The contract may be terminated by the parties at the end of the minimum contract term as well as at the end of each renewal period with a notice period of three months in writing.

2.	If the customer grants a right of pre-emption to other colocation services after the start of the minimum contract term set out in the individual contracts or after the beginning of an extension period, the terms of these supplements corresponding to that set out in the underlying individual contracts.

3.	A provision date for which the services agreed in the individual orders are to be executed is to be specified in each individual order.

4.	The right to extraordinary termination for important reasons remains unaffected.

5.	Colocation services and other services should, in principle, be available no later than ninety (90) days after the conclusion of an individual contract.

6.	Each party is entitled to terminate an individual contract with a notice period of forty-five (45) days, provided that IPB either ceases data centre operations at the relevant location and/or is not able to accept the service at another of its data centre sites.

Part 8	Payment terms

1.	The customer is required to pay all fees and charges, which are included in this framework agreement or in the individual contracts either in the form of non-recurring or monthly payments to be made to the supplier.

2.	The obligation to pay monthly begins on the date of the provision. Non-recurring payments for contractually agreed facilities, provisions or other one-off payments are to be made according to the respective individual orders.

3.	The supplier will provide invoices for fixed monthly recurring services no later than the first working day of the performance period. Consumption-related services, based on quantities, consumption or times of the supplier are charged to the Principal at the beginning of the subsequent period. Non-recurring payments must be settled after the same. All unchallenged invoices submitted under this agreement will be payable immediately on receipt of the invoice. Monthly recurring payments, exclusively based on times and incomplete periods, are charged on a pro-rata basis. All payments are made using legal tender in the Federal Republic of Germany.

4.	All claims arising from unclaimed refunds will be credited to the customer account and to subsequent invoices. The Supplier will issue a corresponding credit note.

5.	If, in good faith, the customer has doubts about the legality of a settled service, the customer is required to pay for all undisputed services. In order to dispute an invoice, the Supplier must provide details of the reasons therefor within fourteen (14) days after receipt of the invoice.

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Part 9	Tariffs and energy prices

1.	Any change in charges, which relate to the provisions of this framework agreement, will only be effective in accordance with the provisions below.

1.	Energy prices, the price for energy is determined by the individual order. The energy price includes the charges for air-conditioning, uninterrupted power supply and emergency power supply (processing). Power consumption is determined by means of calibrated meters as described above. The Supplier is entitled to adjust the energy price according to the following regulations:

i.	During the minimum term, the Supplier is only entitled to adjust the energy price, provided that: the price adjustment is for changes in statutory provisions, taxes or other measures by public authorities as well as a change to the official energy price. Price adjustments based on such changes will come into force one month after the announcement to the customer. A cancellation of the contract for important reasons is excluded in these cases.

ii.	The billing period for power consumption is a calendar month. Payment takes place retroactively after the end of the service period. Agreements on prepayments to be made are determined by the regulations of the individual contract.

2.	Colocation services. The remuneration for colocation services is determined in accordance with the provisions of the respective individual order. The supplier is, according to the following provisions, entitled to adjust the payment for areas:

i.	The Supplier is entitled to adjust the fee for colocation services based on a change to the consumer price index published by Destatis for the Federal Republic of Germany.

ii.	If the consumer price index determined by Destatis changes against the level at the time of the provision date, the Supplier is entitled to adjust the fee based on changes in its procurement costs and the customer’s share as of the first of January of each calendar year. An adaptation of the contract is not required. If an index already published by Destatis is revised on the basis of index adjustments, the customer is not entitled to any reimbursement for already invoiced periods. For future adjustments, however, the development is based on the revised index. In the case of an adjustment, the Supplier must notify the customer at the latest on the first of December for the first of January of the following year. Decisive for the calculation of the change to the published or provisional index is the twelve-month period from November of the previous year up to and including November of the current year. The Supplier must notify the customer of the reasons for the adaptation.

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Failure to notify or non-timely notice in no way affects the effectiveness of the adjustment.

The supplier acquires the right to adapt the fees for colocation services provided that the consumer price index changes by 1% over the year. If the supplier exercises this right, the supplier will change the fee accordingly based on the above in the appropriate proportion.

iii.	In addition, the customer grants the supplier the right to adjust the remuneration for areas if the consumer price index changes, over a period of thirty-six (36) months, by a cumulative rate of more than 2.5% p.a. In this case, the Supplier is entitled to charge this price adjustment to the customer in the same way.

In the case of index correction by Destatis, which affects the historical index development, the customer is not entitled to claim the reimbursement of any fees already paid.

iv.	The billing period for colocation services is a calendar month. Payment is made in advance at the beginning of the service period.

Part 10	Indemnity and liability

1.	Each party indemnifies, defends and compensates the other party against any third-party claims, actions, losses, damages, costs and expenses of the other party as a result of wilful intent, breach of law or know-how, as well as the breach of secrecy obligations, as set out in the contract.

2.	The availability of the system as well the restoration conditions are summarised in the Service Level Agreement attached to this contract as Annex B.

3.	The infrastructure of the data centres, in particular the air conditioning and the fire extinguishing system, are in direct proximity to the customer’s facilities but also in the areas defined for the customer. The customer will at all times grant the supplier access to these systems for the purpose of maintenance work and emergencies.

4.	The Supplier is not responsible for cyber-attacks on the customer's facilities and systems. All measures against such attacks and threats, e.g. a firewall, are the responsibility of the customer unless agreed otherwise with the Supplier. The Supplier accepts no responsibility and liability for damages caused by the negligent handling of access rights (passwords, access codes, identification codes, etc.). The Supplier will be immediately informed of any unauthorised use of the access data of customers.

5.	Interruptions in network operation or faults, force majeure or similar events, e.g. lightning strikes, governmental orders or similar are not attributable to the Supplier and do not impose any damages on the Supplier.

6.	The Supplier is not responsible for damages to third parties through improper actions or measures of customers.

7.	With the exception of the liability of each party arising from its duties of secrecy and confidentiality and insofar as appropriate, the liability of the parties for all claims arising out of this framework agreement or an individual contract is limited to twelve months from the loss event. In no event will any party be responsible for any special, indirect, incidental, consequential or other damages of any kind and quality, in particular any loss of profit, guarantee or tort (including gross negligence) or other reasons. This also applies provided the parties alone could have known or reasonably foreseen the possibility of such damage.

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Part 11	Obligations

The customer is required to inform the Supplier of any changes affecting the contractual relationship with the supplier. In particular, this includes changes to the company, address, phone numbers, bank details, legal changes. This obligation applies mutually.

Part 12	Privacy and confidentiality

1.	The legal basis for dealing with the personal data of the customers, incl. processing is subject to the telecommunications law, TKG, and the Federal Data Protection Act (BDSG).

2.	The Supplier is entitled to use the personal data of the customer exclusively for the purpose of provision of the contractually-agreed service as well as for the purpose of billing.

3.	Each party will have access to non-public information of the other party. All of this information, especially about business, plans, customers, technologies, products and services, methods and processes of the provided services as well this framework agreement which, at the time of the disclosure, is marked as confidential or classified, will be treated confidentially. No party will use this information for its own or third-party purposes, unless statutory provisions or the transfer to third parties is also subject to an obligation of secrecy and whose integration is necessary in the event of need, such as for lawyers, tax consultants and other consultants. The disclosing party retains all titles and rights to the rights under this framework agreement and the individual contracts. Each party is required to treat the confidential information of the other party with the same care as it would its own confidential information, but not with less than appropriate diligence. A receiving party is not entitled to take measures to allow or permit the reverse engineering of the confidential information.

The receiving party is also not authorised to decompress or unzip it. The receiving party is required to develop processes and procedures, at reasonable cost, to ensure the confidential treatment of the received information. The disclosing party is the receiving party responsible for any disclosure or misuse of confidential information that results from non-compliance with this provision. In the event of a breach of these provisions, the receiving party will be fully liable for its affiliates, partners, agents and employees. The receiving party will promptly report any infringement or suspected violation of these provisions and must take reasonable measures to prevent or prevent such an infringement. The obligations under these provisions expire three years after termination of the framework agreement and the individual contracts. These provisions will apply to all confidential information exchanged prior to the entry into force of this agreement. The terms "disclosing party" and "receiving party" apply equally to the units associated with a party.

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4.	The confidential information does not contain such information known publicly without a breach of the provisions of context agreements and the individual contracts or without misconduct of the receiving party and when the confidential information is obtained independently through the receiving party and without use of the information received, which at the time of the disclosure was already in possession of the receiving party or the receiving party received from third parties without reference to confidentiality or without the breach of a confidentiality agreement. If a party is required to disclose by law, on the basis of a court decision or on the initiative of a governmental institution, the information, this is not considered a breach of this contract and the individual contracts. If this is practically possible, the other party must be informed of this disclosure and reasonable and legally permissible measures must be taken to prevent the disclosure and/or minimise its scope.

Part 13	Equipment of the customer

1.	If the customer does not remove its facilities thirty (30) days after expiry of a terminated contract from the computer centres of the Supplier, the Supplier is entitled to either charge a fee for the interim storage thereof or for transporting the equipment to the customer’s address.

2.	The customer's equipment remains the property of the customer at all times. All proprietary software components, log files, network protocols and operating systems as well as any other software installed on the customer’s equipment is the latter’s property.

3.	The Supplier will: (a) not open, modify, reposition or change the customer’s equipment; (B) not compromise the use of the network by the customer; (c) not attempt to connect the customer’s equipment to other hard- and software via an interface; (d) not provide power switches in and on the devices of the customer; (e) not reconfigure or disconnect cabling for the customer’s equipment; (f) not read, copy, reverse engineer, decompile, modify, add or remove any software, logs, network traffic, customer operating systems, or allow a third party to do so. Beyond that, the Supplier will not take any action or refrain from taking measures, (i) creating a right of lien to the equipment or otherwise allowing this to happen; ii) allowing the customer’s equipment to be used in ways giving the impression that it belongs to the Supplier or a third party; (iii) creating a pledge or the provision of collateral for the customer’s equipment. The Supplier will notify the customer in the event of termination or of expiry of this contract at least ten (10) days in advance of the disconnection or unplugging of any customer equipment.

Part 14	Jurisdiction and applicable law as well as other conditions

1.	The court of jurisdiction is for both parties the registered office of the Supplier as agreed.

2.	All contractual relations between the customer and the Supplier are subject to the law of the Federal Republic of Germany.

3.	Verbal ancillary agreements have not been made. Changes and additions to the framework agreement and the individual agreements require the written form to be effective. This also applies to the withdrawal of the written form. Verbal ancillary agreements, amendments and additions are null and void.

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4.	Insofar as individual provisions of the framework agreement and/or the individual contracts become ineffective, in particular as a result of the amendments to legal provisions, they shall be replaced by valid provisions closest to the originally intended purpose of the provisions. For these cases, the parties hereby agree willingness provided a party wishes to conclude appropriate negotiations at any time to take account of the changed legal situation. This provision will not only apply to the framework agreement and the individual contracts but to all supplements, amendments or additions to the framework agreement or the individual contracts. Should it be found that the framework agreement or the individual contracts contain gaps, the above description applies in the same way.

5.	The parties are prohibited from granting rights and obligations under this framework agreement or the individual agreements in whole or in part without prior written consent from the other party for transfer to third parties. Excluded from this is the transfer of rights and obligations (a) to a subsidiary, the parent company or to another affiliate; (b) a sale of all or substantial assets; (c) financing, merger or reorganisation; provided the legal successor operates the location, the rights and obligations arising from this contract in the same way. An affiliated company is any unit, a party alone or with another party or controlled by it. The requirement for the possibility to control is a share ownership of more than 50% of equity or the majority of the voting rights in the unit.

6.	No party is permitted to use the name, logo or trademark of the other party without the prior consent of the other party.

7.	Unless otherwise agreed in this framework agreement and the individual contracts, the form of the communication has been agreed on the entire correspondence to this contract in writing. If the parties do not name any other addresses, this is the above addresses.

Berlin, July 11, 2017	Berlin, July 11, 2017

/s/ Frank Viermann	/s/ Herbert Sablotny

Frank Viermann	Herbert Sablotny

Finance Director	MD, CFO

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